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                                                                   EXHIBIT 10.38

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

      This Settlement Agreement and General Release (the "Agreement") is made as of this 28th day of September, 2004 by and between Scansoft, Inc. ("the Company") and David Gerth ("Gerth" or "Employee").

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

      1. Termination of Employment. Gerth's last day of work with the Company shall be September 24, 2004 ("Separation Date"). Except as set forth in Sections 2 and 3, as of the Separation Date, Gerth shall not receive, and shall not be entitled to receipt of, any wage, salary or employment benefits from the Company.

      2. Settlement Payment. Upon execution of this Agreement by Gerth, the Company shall pay Gerth twelve (12) weeks salary, minus all applicable payroll deductions, as a settlement payment (the "Settlement Payment"). The Settlement Payment will be paid in semi-monthly installments in accordance with the Company's current payroll schedule. Gerth will receive his Settlement Payment checks via direct deposit and a copy will be mailed to his home address that the Company has on record. Gerth acknowledges and agrees that he would not otherwise be entitled to receive the Settlement Payment. The Company shall also pay Gerth all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

      3. Health Insurance. After the Separation Date, Gerth may elect to continue receiving health insurance coverage, at his expense, in accordance with COBRA (if applicable pursuant to his current health insurance coverage). He will receive separate notification regarding his COBRA rights, in accordance with applicable law. If Gerth elects COBRA coverage, then the

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Company will pay the standard Company contribution for each applicable sub-category of coverage (e.g., health, dental, vision) for three (3) months. The Company's obligation to pay the standard Company contribution for a sub-category of COBRA coverage will terminate prior to the applicable time set forth in the preceding sentence on Gerth becoming eligible to accept, under another employer's health plan, coverage of such sub-category of COBRA coverage.

      4. General Release by Employee. In consideration of the Company's agreement to provide Gerth with the Settlement Payment, Gerth, for himself and his heirs, successors and assigns, hereby remises, releases and forever discharges the Company, its affiliated and related entities, subsidiaries and parent corporation, and all of its past, present and future officers, directors, principals, agents, servants, representatives, employees and attorneys (the "Releasees"), from any and all claims and causes of action of every name and nature, both in law and equity, whether known or unknown, which he may now have, or in the past may have had, against the Releasees, or any of them, on account of any act, event, neglect, or omission occurring from the beginning of the world to the date of this Agreement, including but not limited to any claims arising out of, or related to, his employment by the Company or the ending of that employment relationship (the "Claims"). This General Release includes, but is not limited to, any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, religion, national origin, sex, disability or handicap and sexual orientation) and any claims with respect to breach of contract (express and/or implied), including but not limited to claims arising under any alleged employment agreement, wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium,

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invasion of privacy, defamation, payment of wages, debts, costs and expenses, attorneys' fees and other damages, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now has, may have, or may have had against the Releasees, or any of them, from the beginning of the world to this date, including without limitation claims arising out of or in any way related to Gerth's employment relationship, and/or the ending of that relationship, with the Company. By entering into this Agreement, Gerth acknowledges that he has been advised, and that he understands, that except as is expressly provided herein, he is knowingly and voluntarily relinquishing any and all rights he may have to recover damages from the Releasees, or any of them, in his own lawsuit or any lawsuit instituted by another person, entity or agency.

      5. Other Releases. In consideration of the obligation of the Company hereunder to Gerth, and in particular, the consideration paid pursuant to paragraph 2 of this Agreement, Gerth on his behalf and on behalf of his heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue the Company, as well as its past, present and future directors, officers, agents, attorneys, employees, representatives, affiliates, subsidiaries, parent corporations, any related entities, successors and assigns, for any claims he may have had in the absence of this Agreement for employment discrimination based on age under the federal law known as the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., and comparable state laws, including without limitation M.G.L. c. 151B, Section 4 and M.G.L. c. 93, Section 103. By executing this Agreement, Gerth does not waive rights or claims under these provisions that may arise after the date this Agreement is executed.

      6. Effective Date; Consideration. Prior to executing this Agreement, Gerth has consulted with an attorney about the terms of this Agreement and was given a period of at least

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21 days within which to consider this Agreement. The parties agree that any changes made to the original draft Agreement given to Gerth on or about September 27, 2004, as reflected in this Agreement, do not restart the running of the 21 -day period. For a period of seven days following the date this Agreement is executed by Gerth, Gerth may revoke the Agreement by hand-delivering to the Company within that period of time a written statement to that effect. This Agreement shall not become effective or enforceable until the day after the seven-day revocation period has expired (the "Effective Date").

      7. No Action Commenced. Gerth represents and warrants that he has not commenced an action or proceeding against the Company or any of the other Releasees in any court, or before any administrative agency, and agrees that he will not do so in the future.

      8. Available for Consultation. Gerth agrees to make himself available for consultation with employees, representatives or agents of the Company on a reasonable schedule and with reasonable advance notice; provided however, in no event shall Gerth contact any such employee, representative or agent of the Company without the prior written approval of any of the Chief Executive Officer, the VP Human Resources or the General Counsel.

      9. Nondisparagment. Neither Gerth nor the Company will make any statements that are professionally or personally disparaging about, or adverse to, the interests of the other (which in the case of the Company, includes the Releasees), including but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the other party. Neither Gerth nor the Company will engage in any conduct which is intended to harm professionally or personally the reputation of the other party. It shall not be a violation of tins paragraph if an employee of the Company makes

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a disparaging remark about Gerth that was not an official statement of the
Company or was not made on behalf of the Company by a person authorized to make such statements.

      10. No Further Employment with the Company. Gerth agrees that he shall not apply for employment or be eligible for employment by the Company.

      11. Stock Options. If Gerth held any Company Stock Options, vesting in such options will cease as of the Separation Date. Gerth's right to exercise stock options as to any vested shares is governed by the Company's Stock Option Plans.

      12. Expense Reimbursements. Within ten (10) days of this Agreement, Gerth will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Gerth for such expenses pursuant to its regular business practice.

      13. Return of Company Property. Within ten (10) days of the date of this Agreement, Gerth shall return to the Company all Company documents (and all copies thereof) and other Company property which he has had in his possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (excluding the laptop computer issued to Gerth), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

      14. Proprietary Information Obligations. Both during and after his employment, Gerth acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company

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without prior written authorization from a duly authorized representative of the
Company. (A copy of Gerth's Proprietary Information and Inventions Agreement is attached as Exhibit A.)

      15. Covenant Not to Compete. In exchange for the Settlement Payment and other consideration under this Agreement to which Gerth would not otherwise be entitled, Gerth agrees that for a period of one (1) year, he will not, without the express written consent of the Company, enter, engage in, participate in, or assist either as an individual on his own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, in the United States of America, directly or indirectly, in any business activities that compete with the activities of Scansoft. For purposes of this paragraph, "business activities that compete with the activities of Scansoft" shall mean a business that develops, implements or markets speech and imaging solutions. Gerth acknowledges that these restrictions on competition are reasonable because of the Company's investment in goodwill, its customer lists, and other proprietary information, and Gerth's knowledge of the Company's business and business plan. If any period of time or geographical areas should be determined by a court to be unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable. Nothing in this Agreement shall preclude Gerth from making passive investments of not more than two percent (2%) of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934, as amended.

      16. Non-solicitation. Gerth agrees that he will not, without the express written consent of the Company, either in his individual capacity or on behalf of or through any other entity, either directly or indirectly, hire, engage, recruit or participate in any way in the hiring,

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engagement or recruitment of, or participate in any effort to hire or solicit, any current or future employees of the Company or any subsidiary thereof for a period of one (1) year from the Separation Date.

      17. Legal Fees. ScanSoft will reimburse Gerth for his actual legal fees incurred in connection with the preparation and negotiation of this Agreement, as demonstrated by detailed invoices from his counsel, up to a maximum of one thousand dollars ($1,000).

      18. Employment References. All inquiries by potential future employers of Gerth must be directed to the Company's Vice President of Human Resources. Upon inquiry, the Company shall only state the following: Gerth's last position and dates of employment.

      19. No Admissions. The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall not be construed as constituting an admission of any sort by either party and shall not be used as evidence of liability or wrongdoing on the part of any party to this Agreement.

      20. Severability. The parties agree further that the provisions of this Agreement will be deemed severable, and if any part of this Agreement shall be judged invalid, such judgment shall not affect other parts thereof.

      21. Complete Agreement. This Agreement is intended by the parties as a final written expression of their agreement that supersedes any prior written expression of their intent regarding the terms of this Agreement, and it sets forth their entire agreement. The parties warrant that no representation, promise or inducement has been offered or made to induce any party to enter into this Agreement. The parties further represent that they are competent to execute this Agreement and accept full responsibility for its terms. Gerth acknowledges that he has been represented by counsel in connection with this Agreement and that he has entered

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into it knowingly, voluntarily and on the advice of counsel. This Agreement may not be amended or modified except by a writing signed by all of the parties to this Agreement.

      22. Governing Law. This Agreement shall be governed by and construed as a contract in accordance with the laws of the Commonwealth of Massachusetts.

      23. Multiple Counterparts. This Settlement Agreement and General Release may be executed in counterpart or duplicate originals, each having the same force and effect as an original.

      24. Paragraph Headings. The paragraph headings throughout this Agreement are for convenience and reference only and the words therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

      IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound, have caused this Agreement to be executed as a sealed instrument and delivered at Peabody, Massachusetts, as of this 28th day of September, 2004.

DAVID GERTH                                 SCANSOFT, INC.

/s/ David Gerth                             /s/ Dawn Fournier
---------------                             ---------------------------------
                                            A Duly Authorized Representative

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                                 ACKNOWLEDGEMENT

      I was given twenty-one (21) days within which to decide whether to sign the attached Settlement Agreement and General Release. I voluntarily decided to sign the Settlement Agreement and General Release before the end of twenty-one
(21) days so that I could conclude the Agreement and receive the initial installment of the Settlement Payment provided for in the Agreement more quickly. I have been given the opportunity to seek legal counsel, and I have consulted with counsel in connection with my decision to waive the twenty-one
(21) day period.

/s/ David Gerth
---------------
David Gerth

Dated As of September 28, 2004

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